EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2010 relating to the consolidated financial statements and financial statement schedule of TRC Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2010.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts

May 4, 2011